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     MTI MICRO AWARDED $2.4 MILLION IN FUNDING FROM U.S.
DEPARTMENT OF ENERGY FOR MOBION® COMMERCIALIZATION

Albany, N.Y., April 16, 2009 – MTI MicroFuel Cells Inc. (“MTI Micro”), the developer of the Mobion® off-the-grid portable power solution, and a subsidiary of Mechanical Technology, Incorporated (“MTI”) (NASDAQ: MKTY), announced today that it has been awarded $2.4 million in funding from the United States Department of Energy (DOE).

MTI Micro will utilize the U.S. DOE funding to further develop manufacturing processes for Mobion® fuel cell systems, reduce overall costs and help accelerate fuel cell use to power portable electronic devices in the consumer market. Mobion® is an energy generating device that uses Direct Methanol Fuel Cell (“DMFC”) technology. Unlike batteries, Mobion® micro fuel cells do not just store energy generated from the power grid. Mobion ® is a grid-free power source that converts the energy of methanol, a biodegradable fuel, into usable electricity for portable devices.

"Fuel cell technology is a clean and more energy-efficient alternative to batteries. The Department of Energy has been a long-time supporter in helping companies to develop energy technologies that use renewable fuels to reduce our dependency on the power grid," said Mr. Peng Lim, CEO and President of MTI Micro. "Successfully commercializing micro fuel cells will not only provide consumers with a more efficient way of powering their mobile devices, but will also help us create more green jobs in our country.”

MTI Micro has also received a bridge loan commitment to borrow up to an additional $0.8M from an existing bridge investor managed by Dr. Walter L. Robb, a member of the Company’s Board of Directors, as well as a new investor.

Altogether, these funds will help support MTI Micro in its strategy to commercialize a greener alternative portable power source for mobile electronic devices in the growing $70 billion global battery market.

About MTI MicroFuel Cells
MTI MicroFuel Cells Inc., a subsidiary of Mechanical Technology, Incorporated (NASDAQ: MKTY), is the developer of Mobion® off-the-grid portable power solutions. MTI Micro has a team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and related intellectual property. MTI Micro has received government funding and developed strategic partnerships to facilitate efforts to achieve commercialization. More information is available at www.mtimicrofuelcells.com.

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Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements. Such statements include MTI Micro’s ability to successfully commercialize its Mobion® fuel cell system. All forward-looking statements are made as of today, and MTI and MTI Micro disclaim any duty to update such statements. It is important to note that MTI Micro’s actual results could differ materially from those projected in forward-looking statements. Factors that could cause the anticipated results not to occur include the lack of funding to complete the commercialization of its direct methanol fuel cell technology; and the risk factors listed from time to time in MTI’s SEC reports including but not limited to, MTI’s annual report on Form 10-K for the year ended December 31, 2008.